Exhibit 99

News Release	The Ryland Group, Inc.
www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President

Investor Relations (818) 223-7548

RYLAND ANNOUNCES CLOSING OF SENIOR NOTES OFFERING

CALABASAS, Calif. (April 29, 2010) — The Ryland Group, Inc. (NYSE: RYL) announced today that it has closed its previously announced public offering of $300,000,000 aggregate principal amount of 6.625% Senior Notes due 2020 (the “New Notes”).

On April 1, 2010, Ryland commenced a tender offer for up to $225 million aggregate principal amount of its outstanding 5.375% Senior Notes due 2012, 6.875% Senior Notes due 2013 and 5.375% Senior Notes due 2015 (the “Existing Notes”).  On April 14, 2010, Ryland amended the tender offer to the purchase of up to $300 million aggregate principal amount of its Existing Notes.  The tender offer will expire at 5:00 p.m., New York City time, today.  As previously announced on April 20, 2010, Ryland called for redemption all 2012 Notes that are not tendered in the tender offer.  The 2012 Notes that are not tendered in the tender offer will be redeemed on May 25, 2010.  Ryland plans to use the net proceeds from the sale of the New Notes to purchase the Existing Notes, to pay for the 2012 Notes that it redeems and to pay related fees and expenses.  Any remaining proceeds from the offering of the New Notes will be used for general corporate purposes.

The New Notes were offered pursuant to Ryland’s existing shelf registration statement, which became automatically effective upon filing with the Securities and Exchange Commission. A final prospectus supplement and accompanying prospectus describing the terms of the offering was filed with the Securities and Exchange Commission. J.P. Morgan Securities Inc. acted as sole book-running manager for the offering. Copies of the final prospectus supplement and accompanying prospectus for the offering may be obtained from: J.P. Morgan Securities Inc by telephone at 1-800-245-8812 (toll-free) or by mail c/o J.P. Morgan Securities Inc., 383 Madison Avenue, 3rd Floor, New York, New York 10179.  BofA Merrill Lynch acted as co-manager for the offering.

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 285,000 homes and financed more than 240,000 mortgages.  The Company currently operates in 15 states and 19 homebuilding divisions across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.